                                                                   EXHIBIT 10(a)

                            EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") dated December 1, 1995 is between SALICK HEALTH CARE, INC., a Delaware corporation, hereinafter referred to as "Employer", and Patrick Jeffries, hereinafter referred to as "Employee".

I.  Employment and Compensation.

     A. Employer hereby employs Employee as its Executive Vice President, Chief Development Officer. Employee shall receive a base annual salary payable in bi-weekly installments, in advance, during the term hereof. Initially, Employee's base annual salary shall be $500,000 payable in bi-weekly installments of $19,230.77. For purposes of this Agreement, the base annual salary is hereinafter referred to as the "Base Annual Salary."

     B. Base Annual Salary shall be increased at least annually during the term hereof by an amount at least equal to the annual increase in the All Urban Consumers Los Angeles-Long Beach-Anaheim consumer price index, as applicable each year for the same month as the month in which the term hereof begins. If the above-described index is discontinued, a comparable index shall be used. Notwithstanding the use of the index, in no event shall the Base Annual Salary of Employee be subject to downward modification. For purposes of calculating increases to Base Annual Salary, the formula shall apply to the amount payable pursuant to Paragraph I.A.

     C. In addition to the above, Employee shall continue to be a participant in Employer's Management Incentive Compensation Plan.

     D. At the first Board of Directors meeting after the execution date hereof and during the term of this Agreement, Employer shall nominate Employee to serve as a director of Employer, and use its best efforts to cause his election.

II.  Duties and Authority.

     A. Subject to the provisions of Paragraph II.D, and consistent with Employee's practice prior to the date hereof, Employee shall devote such of his working time as is necessary to the discharge of his duties for Employer.

     B. Employee shall have such duties and authority as shall be determined from time to time by Employer's Board of Directors or its designee, consistent with Employee's duties and authority and shall report to the Chief Executive Officer and the Employer's Board of Directors as a whole.

     C. As a result of the transactions contemplated by the Merger Agreement dated as of December 22, 1994 among Employer, the Acquiring Company and Atkemix Thirty-Nine Inc. (the "Merger Agreement") and pursuant to the Governance Agreement, all employees of Employer will be bound by Employer's Employee Handbook, Employer's Personnel Policy & Procedure Manual and the Policy on the Ethical Conduct of Business faxed to Employee on December 19, 1994 (collectively, the "Code of Conduct"). Employee acknowledges that he has read and agrees to be bound by the Code of Conduct; provided that, to the extent the Code of Conduct conflicts with the express provisions of Section VII of this Agreement, the provisions of Section VII shall govern.

     D. Notwithstanding anything to the contrary in this Agreement or the Code of Conduct, Employer acknowledges that Employee devotes a portion of his time to
(i) serving as Executor or Co-Executor, Trustee or Co-Trustee for the estates and/or trusts of two unrelated individuals, (ii) serving as a director or advisor of charitable research or educational foundations, (iii) engaging in certain real estate activities, (iv) investments in four privately held businesses, (v) providing occasional counsel to former consulting clients, and
(vi) engaging in philanthropic activities including without limitation, in respect of charitable foundations (collectively, the "Outside Activities"). The Outside Activities are deemed and acknowledged not to be competitive with the business of Employer or violative of Paragraphs XI.A(iv) or (v) of this Agreement. Employee may maintain his level of involvement in his Outside Activities and shall not be accountable to Employer in any way for his Outside Activities. In addition, Employee may engage in other business and philanthropic activities in the future provided that they are not competitive with the business of Employer.

     E. Employer and Employee acknowledge and confirm that the position conferred on Employee pursuant to Paragraph I.A on the Commencement Date (the "New Position") is substantially the same as the position discussed and negotiated immediately prior to the Commencement Date (the "Negotiated Position") and that when the New Position is compared to the Negotiated Position, there is (i) no reduction in total compensation and benefits, (ii) no significant change in the nature or scope of Employee's authority, duties or status, and (iii) no significant change in circumstances that affect his position, the duties attached to his position or his ability to exercise the authority, powers, functions, or duties attached thereto, such as would give rise to an event of "Good Reason" as defined in Paragraph XI.B. Such acknowledgment by Employee does not waive his right to take action pursuant to Paragraph XI.B with respect to changes in the New Position which arise after the Commencement Date.

III.  Benefit Plans.

     A. All Employer benefits presently available to Employee as listed on Exhibit "A" shall continue to be available to Employee, on the same basis as they are currently available, throughout the term of this Agreement. Any other benefits (whether under a plan or otherwise) provided by Employer in the future for key executives shall also be made available to Employee, and shall be deemed incorporated into Exhibit A hereto.

     B. If the Acquiring Company (as defined in Paragraph IV), acquires all shares of Employee's common stock, it may, at its option, offer a package of benefit programs to Employee. If the Acquiring Company makes such an offer, Employee may choose to be entitled to either, but not both, Employer's or the Acquiring Company's package of benefits (in the latter case, all of Employee's years of service with Employer shall be included in calculating years of employment for purposes of eligibility and benefit participation in such programs).

IV.  Term.

     The term of this Agreement is through April 13, 2000, commencing upon the date hereof (the "Commencement Date"). Employer shall, not less than eighteen months prior to the expiration of the employment term, notify Employee if Employer intends to retain Employee following the expiration of the then current term, in which event the parties shall enter into good faith negotiations with regard to the terms of such continued employment.

V.  Vacation and Sick Leave.

     Employee shall be entitled to six weeks vacation every year during the term of this Agreement, with up to a maximum of six weeks of unused vacation time being carried forward during the term hereof. Employee shall be entitled annually during the term of this Agreement to sick days equal to the number of days of the waiting period for the earliest period of eligibility under any Employer disability plan. Sick days not taken during the calendar year shall be forfeited.

VI.  Death and Disability.

     If Employee shall die during the term hereof or should he become so ill that he is unable to substantially perform his duties hereunder and should such illness continue for a period of six (6) consecutive months during the term hereof, then Employer may, at its option, terminate this Agreement subject to the following: (1) in the event of death, all Compensation shall continue to be paid to Employee's surviving spouse and in the absence of a surviving spouse, Employee's heirs for twenty four (24) additional months; (2) in the event of permanent disability, Employee's Compensation shall be paid for the first twelve
(12) months of such disability, sixty-six percent (66%) thereof shall be paid during the succeeding six (6) month period and thirty-three percent (33%) thereof shall be paid during the second succeeding six (6) month period. All payments due Employee hereunder shall be accrued and paid at, as and when due. Disability shall only give rise to Employer's option to terminate hereunder if a physician selected by Employer, and reasonably acceptable to Employee or his legal representative has determined that such disability is total and permanent. For purposes of this Paragraph VI, "Compensation" shall mean the amounts described in paragraphs I.A and I.C and the Items set forth in Exhibit "A".

VII.  Expenses of Employee.

     A. Employee shall receive reimbursement for all business expenses incurred by him during the term hereof (including the cost of first class travel, lodging and related expenses) for which he shall account in accordance with the regular and standard practices maintained by Employer in that regard.

     B. In addition, during the term hereof, Employer shall directly pay or reimburse Employee for professional publications, professional society dues, professional licensing fees (including but not limited to continuing education requirements required for license maintenance), conventions, lectures and seminars (including but not limited to fees, first class travel, lodging and related expenses), and similar expenses, all consistent with prior practice. Such expenses have averaged less than $12,500 per year during the past three years.

VIII. Insurance.

     In addition to the insurance benefits listed in Exhibit "A", Employer shall, during the term hereof, provide Employee, at no cost to Employee, with general and professional liability and malpractice insurance coverage (as an officer) to be not less than the amount currently in existence for other like officers. To the extent available at a reasonable cost (e.g. market rates), Employer shall procure and maintain a policy of officers' and directors' insurance in a mutually acceptable amount (not less than at present) with Employee as a named insured thereunder. Further, Employer shall cause Employee to be added as a named insured under all of its other liability policies, to the extent such addition is permitted by the insurer in respect of such policies.

IX.  Employee and Employer Representations.

     Employee warrants and represents that he is legally able to and authorized to make and enter into this Agreement and that the execution hereof is in no way in breach or violation of any agreement to which Employee is a party. Employer represents and warrants that (a) this Agreement and all acts contemplated hereunder will have been duly authorized by Employer and approved by a majority of the disinterested directors of Employer following thorough review and discussion of the terms hereof; (b) this Agreement is fully binding upon Employer; and (c) this Agreement does not violate any of the organizational or governing documents of Employer.

X.  Covenants.

     A. At any and all times, both during employment by Employer and after termination thereof, Employee will, promptly upon request of Employer, do all acts and execute, acknowledge and deliver all written instruments as may be necessary to vest in Employer, its affiliates or successors, the entire right, title, and interest of Employee to any patentable inventions made by Employee either solely or jointly with any other person or persons, at any time during the period of employment by Employer, while working on Employer's business ("Inventions"), and to enable it (at Employer's sole cost and expense) properly to prepare, file, and prosecute applications for, and to obtain, Letters Patent thereon in any and all countries selected by Employer, its affiliates or successors, as well as reissues, renewals and extensions thereof, and to obtain the record title to such applications and Letters Patent, so that Employer, its affiliates or successor shall be the sole and absolute owner thereof to the extent of Employee's interest. Employee will cooperate with Employer, to include its affiliates and successors, and its counsel in the prosecution and defense, or either, of any litigation which may arise in connection with any of the Inventions, provided, however, that any requested cooperation shall be reasonable in amount, shall not interfere with other obligations of Employee and shall be provided in Los Angeles, California. Should such services be rendered after the termination of employment with Employer, a reasonable compensation shall be paid to Employee on a per diem basis, based on the Base Annual Salary which Employee was receiving from Employer at the termination of employment, in addition to first class travel and personal expenses incurred by Employee in rendering the services.

     B. Employee and Employer acknowledge that the terms and conditions of this Agreement are confidential and may be disclosed, in the case of Employee, only to family members, attorneys, accountants and as required by law and, in the case of Employer, only to members of the Boards of Directors of Employer and the Acquiring Company, attorneys, accountants and employees of Employer and the Acquiring Company on a "need to know" basis.

     C. At any and all times, Employee agrees not to, except to the extent required to properly perform Employee's duties as an officer of Employer in the ordinary course of business, directly or indirectly, disclose or communicate any trade secrets (as defined in Section 3426.1 of the California Civil Code) of Employer or its subsidiaries or the Zeneca Group or relating to the "Business" of Employer or the Zeneca Group; provided, however, that the foregoing shall not apply to information which is not unique to Employer or its subsidiaries or the Zeneca Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. The term "Business" shall have the meaning set forth in "Core Business" in Section 1.1 of the Governance Agreement.

     D. Any "Written Matter" prepared by Employee during employment by Employer, whether during working hours or at any other time, for use by Employer or related to the actual or contemplated operations of Employer at the time the matter is prepared shall be considered a work made for hire, and the copyright in such Written Matter shall belong exclusively to Employer, its affiliates and successors, or any member of the Zeneca Group. Employer, its affiliates and successors, or any member of the Zeneca Group shall further have the unlimited right to use, copy, reproduce, publish or otherwise disseminate any such Written Matter. At any and all times, both during employment by Employer or after termination thereof, Employee will promptly on request of Employer do all things as may be necessary to vest in Employer, its affiliates or successors, or any member of the Zeneca Group, the entire right, title, and interest to the copyright in any such Written Matter; provided, however, that any requested cooperation shall be reasonable in amount, not interfere with other obligations of Employee and shall be provided in Los Angeles, California. Should such services be rendered after the termination of employment with Employer, a reasonable compensation shall be paid to Employee on a per diem basis, based on the Base Annual Salary which Employee was receiving from Employer at the termination of employment, in addition to first class travel and personal expenses incurred by Employee in rendering the services. All rights being conferred hereunder by Employee relate only to the extent of ownership of such right by Employee. The term "Written Matter" shall include practice guidelines, managed care standard operating procedures, marketing literature and brochures, journal articles or other publications and data acquisition proformas and quality satisfaction instruments.

     E. Upon termination of employment, Employee shall deliver to Employer all writings, records, data, memoranda, contracts, orders, sales literature, price lists, customer lists, data processing materials, manufacturing and production materials, and other documents, whether or not obtained from Employer, which pertain to or were used by Employee in connection with employment by Employer (but Employee may keep any of his personal writings, documents and personal possessions).

XI.  Termination.

     A. Other than as provided in Paragraph VI, this Agreement may be terminated by Employer only for "Good Cause." Good Cause shall mean and be deemed to exist only if:

(i) (x) a final court judgment has been entered that Employee has been convicted of a felony, or (y) Employee has engaged in intentional acts of fraud;

(ii)  Employee has misappropriated Employer funds;

(iii) Employee engages in "repeated willful misconduct" (as defined in Paragraph XIII.B), or a single act of wanton and egregious misconduct (e.g. embezzlement);

(iv) Employee obtains a material personal benefit from a transaction with Employer in which Employee has an interest which is adverse to the interest of Employer, unless Employee shall have first obtained the consent of Employer's Board of Directors;

(v) Employee engages in any other business, profession or occupation which is competitive with the business of Employer after being notified by the Board of Directors to cease engaging in such other business, profession or occupation; or

(vi)  there is a breach by Employee of a covenant set forth in Paragraph X.

In addition, consistent with the treatment of all employees of Employer, any violation of the Code of Conduct is grounds for appropriate disciplinary action, up to and including dismissal for "Good Cause". Disciplinary action, if any, will suit the nature of the infraction. Notwithstanding anything to the contrary set forth in this Paragraph XI.A., (a) the conduct set forth in Paragraph II.D., (b) any pending or presently threatened investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which Employee has actual knowledge and has specifically disclosed to the Acquiring Company in the disclosure schedule faxed to Employer on December 20, 1994 (the "Disclosure Schedule"), and (c) any other action which is inadvertent or based upon a reasonable or good faith mistake or de minimis, shall not, at any time, constitute Good Cause for termination.

     B. This Agreement may be terminated by Employee only for "Good Reason." Good reason shall mean and be deemed to exist if:

(i)  there is a reduction in Employee's Base Annual Salary;

(ii) Employer changes the principal offices of Employer (presently located at 8201 Beverly Boulevard, Los Angeles), unless relocated to substantially similar size and quality facilities in West Los Angeles, Beverly Hills, or Santa Monica, California (Employer acknowledges and agrees that (a) Employee may perform services from his home and locations other than Employer's principal office and (b) Employee will not be required to perform any services at any other location, except in connection with ordinary business travel of the type engaged in the past, without his consent);

(iii) If, as the result of an action of Employer's Board of Directors initiated and supported by the members of the Board designated by the Acquiring Company and any of its affiliates ("Zeneca Initiated"), Employer reduces Employer's employees or employee working hours by at least 30% and such action is not caused by a significant decline in the economic performance of Employer;

(iv) There is a material adverse change in the operations, policies, funding, procedures, practices, or professionalism relating to the overall quality of patient care by Employer that is inconsistent with Employer's past or existing practices;

(v)  The name of Employer is changed to not include the name "Salick" therein;

(vi) There is (a) a reduction in Employee's benefits as set forth in Exhibit A (provided Employer may substitute different benefits so long as they are not significantly different from Employee's current benefits and so long as Employee's years of service with Employer are included in calculating years of employment for purposes of eligibility and benefit participation in such different benefits), or (b) a change in the calculation for Employee's bonus pursuant to Employer's Management Incentive Compensation Plan (provided Employer may substitute a new bonus plan, so long as the new bonus plan does not significantly affect the accounting method for or calculation of the bonus);

(vii) There is a reasonable determination by Employee that, as a result of any Salick, Zeneca or Board-level initiated change that significantly adversely affects Employee's position (including a change in his title, status or position as director), Employee is unable to exercise the nature or scope of his authority, duties, powers, or functions that Employee agreed to as described in Exhibit "B" at the time of Execution of this Agreement;

(viii)  Employer has breached this Agreement; or

(ix) If there is a Change in Control of Employer, as defined in Paragraph XV, during the period ending October 13, 1998.

     C. Notwithstanding anything herein to the contrary, if either party claims a breach or default hereunder by the other party or a right to terminate hereunder or Employer claims a violation of the Code of Conduct (whether for purposes of termination pursuant to Paragraph XI or otherwise), the party claiming such breach, violation or right to terminate shall first give written notice specifying the nature of the alleged breach, violation or cause for termination to the other party, and that party shall have 10 business days after receipt of notice to cure a monetary breach, if curable, and 30 days after receipt of notice to cure a nonmonetary breach, if curable, provided, however, that if the alleged nonmonetary breach cannot be cured within 30 days and the party makes reasonable efforts to cure such alleged breach, the time shall be extended as necessary to complete the cure.

     D. Employer hereby agrees that, notwithstanding anything to the contrary set forth herein, if Employee terminates employment with Employer for Good Reason, such termination shall not be deemed to be or constitute a breach or default of or under this Agreement by Employee.

XII.  Severance Pay.

     If any of the matters hereinafter set forth occur (and with all capitalized terms, unless otherwise defined, having the meaning therefore set forth in Paragraph XV), the following provisions are applicable and supersede the amounts owed but not paid set forth in Paragraphs I, III, V and VII.

     A. Entitlement to Severance Pay. If at any time during the term of this Agreement, (a) Employee's employment with Employer is terminated by Employer for any reason other than Good Cause, or (b) Employee terminates employment with Employer for Good Reason, then, in such event, Employer, within a period of thirty (30) days, shall pay to Employee an amount equal to 299% of Employee's Base Salary ("Severance Pay"); Provided, however, that if Employee would, except for this provision, be subject to a tax pursuant to Section 4999 of the Code or any successor provision that may be in effect, as a result of a "parachute payment" (as that term is defined in Section 28OG of the Code) being made pursuant to this Agreement, or a deduction would not be allowed to Employer for all or any part of such payment by reason of Section 28OG of the Code, or any successor provision that may be in effect, then there shall be deducted from the amounts payable hereunder such amounts ("Excess Payment") as are required to reduce the aggregate "present value" (as that term is defined in Section 280G of the Code) of such payment to 299% of an amount equal to Employee's "base amount" (as that term is defined in Section 280G of the Code), to the end that Employee is not subject to tax pursuant to such Section 4999 and no deduction is disallowed by reason of such Section 280G. The entire amount payable hereunder shall be paid to Employee in one lump sum payment within 30 days following the date of termination of employment as provided in this Paragraph XII.A. If after payment is made pursuant to this Paragraph XII.A, it is determined by the Internal Revenue Service (or any court to which the determination is appealed) that, notwithstanding the foregoing provision in the first sentence of this Paragraph, the aggregate "present value" (as that term is defined in Section 280G of the Code) of the payment made to Employee pursuant to this Paragraph XII equalled or exceeded three times of an amount equal to Employee's "base amount" (as that term is defined in Section 280G of the Code) so that Employee is subject to tax pursuant to Section 4999 or a deduction will not be allowed to Employer by reason of Section 280G, Employee shall, within 30 days thereafter reimburse Employer for that portion of the payment equal to the amount of such excess plus $1.00.

     B. Termination for Good Cause or Without Good Reason. If Employee's employment with Employer is terminated by Employer for Good Cause, or by voluntary action by Employee without Good Reason, Employer shall have no obligation to Employee under Paragraph XII.A hereof.

     C. Benefits Unfunded. Except as provided in Paragraph XII.A, all of Employee's rights under Paragraph XII.A shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder and Employee shall have no interest in or rights against any specific assets of Employer and Employee shall have only the rights of a general creditor of Employer.

XIII.  Indemnification.

     A. Pre Commencement Date Indemnifiable Litigation. With respect to Indemnifiable Litigation (as defined below) which arises in connection with actions taken or omitted to be taken prior to the Commencement Date, Employer shall hold harmless, indemnify, and defend Employee against all claims, damages, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, taxes or penalties and amounts paid or be paid in any settlement with the approval of Employer, which approval shall not be unreasonably withheld) (collectively, "Indemnifiable Expenses") incurred or suffered by Employee in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, "Indemnifiable Litigation"), (i) to which Employee is a party or is threatened to be made a party by reason of conduct of Employee in any manner related to his service as an officer, director, employee, or agent of Employer; or (ii) based in whole or in part on or arising in whole or part out of the fact that Employee is or was a director, officer, employee or agent of Employer or any subsidiary affiliate thereof, or is or was serving at the request of Employer as a director, officer, employee or agent of another corporation. Notwithstanding the foregoing, for the purposes of this Paragraph XIII.A., Indemnifiable Litigation shall not include pending or presently threatened investigations, claims, actions, suits or proceedings, whether civil, criminal, administrative or investigative, with respect to which Employee has actual knowledge and has failed to specifically disclose in the Disclosure Schedule.

     B. Post Commencement Date Indemnifiable Litigation. With respect to any Indemnifiable Litigation which arises in connection with actions taken or omitted to be taken after the Commencement Date, Employer shall hold harmless, indemnify, and defend Employee against all Indemnifiable Expenses incurred or suffered by Employee in connection with any such Indemnifiable Litigation (i) to which Employee is a party or is threatened to be made a party by reason of conduct of Employee in any manner related to his service as an officer, director, employee or agent of Employee, (ii) based in whole or in part on or arising in whole or in part out of the fact that Employee is or was a director, officer, employee or agent of Employer or any subsidiary or affiliate thereof, or is or was serving at the request of Employer as a director, officer, employee or agent of another corporation, or (iii) which Employee may incur in connection with any audit, appeal, court, or other governmental proceeding involving Employee's or Employer's tax returns (collectively, "Audit") in which a matter under contest is the applicability or amount of tax pursuant to Section 4999 of the Code on account of the payment of any Severance Pay pursuant to Paragraph XII.A hereof. Notwithstanding the foregoing, for the purposes of this Paragraph XIII.B., (x) Indemnifiable Litigation shall not include threatened or pending investigations, claims, actions, suits or proceedings, whether civil, criminal, administrative or investigative which arise as a result of

Employee's "repeated willful misconduct" (as described below) or a single act of wanton and egregious misconduct (e.g. embezzlement) on the part of Employee, which, in either case, is engaged in after the Commencement Date, and (y) Indemnifiable Expenses shall not include any costs and expenses incurred in an audit in connection with a matter other than the matter described in clause
(iii) above and, if other matters are involved in an Audit of the matter described in clause (iii), an equitable apportionment as to the payment of the costs and expenses as between Employee and Employer shall be made. For purposes of this Paragraph XIII.B, Employee shall have engaged in "repeated willful misconduct" if, following an initial act of willful misconduct and the receipt of a written warning from Employer, Employee engages in the same or a similar act of misconduct.

     C. Procedures. Employer shall pay Indemnifiable Expenses incurred by Employee in connection with any Indemnifiable Litigation as incurred and in advance of the final disposition thereof, it being understood that attorneys' fees of Employee in connection with Indemnifiable Litigation will be so paid as incurred, subject to reimbursement by Employee to Employer if same are ultimately determined not to constitute Indemnifiable Expenses.

     If Employer acknowledges, in writing, that a particular claim asserted is subject to its obligation to indemnify Employee, without reservation of rights, and agrees to, and does, pay the costs and fees (including attorneys' fees) incurred in the defense of the claim and agrees in writing to pay all Indemnifiable Expenses in connection with such claim, subject to the provisions of any insurance policy which covers such claim, the Acquiring Company's Board of Director nominees shall have the right to select counsel for Employee, control the litigation and assume the defense, and may settle or compromise such claim on behalf of Employee; provided that such right to settle or compromise such claim shall require the consent of Employee only if (i) Employee would be compelled or required to admit to guilt or responsibility or to the truth of any material, significant, injurious or charging allegations, (ii) Employee would be compelled or required to contribute to such settlement or compromise, or (iii) any such settlement or compromise does not involve the settlement and general release of any and all claims of claimant against or involving Employee (whether or not included in the proceeding). Any order or judgment related to any claim shall be paid and satisfied by Employer prior to any levy, distraint or execution against Employee without any right of subrogation.

     If Employee provides to Employer written notice of his desire to accept a settlement offer made by the party asserting claims against Employee, and Employer does not approve the settlement, Employee shall have the right, but not the obligation, to accept the settlement, and Employer shall pay the full amount of the settlement, less only such portion of the settlement amount that Employer contests and provides the written reasons why it is not obligated to pay such portion in settlement. Employee shall have the right to commence an action against Employer to reimburse Employee for that portion of the settlement that is reasonably allocable to claims which Employer is obligated to indemnify hereunder. Employee shall promptly give notice to Employer after Employee has knowledge that any legal proceeding has been instituted or any claim or other matter has been asserted in respect of which indemnification may be sought hereunder, provided that failure to give such notice shall not preclude indemnification except to the extent of actual prejudice directly caused by such failure. If Employer, within a reasonable period of time after receipt of notice of a claim, fails to assume the defense (including the retention of legal counsel), Employee shall have the right to undertake the defense, compromise, or settlement on behalf of and for the account and risk of Employer.

     If Employee is required to bring any action to enforce his rights pursuant to this Paragraph, if Employee prevails, Employee shall also be entitled to be paid all expenses (including attorneys' fees), in bringing such action. Employer shall not amend its Certificate of Incorporation or bylaws in any way that adversely affects Employee's rights under this Paragraph XIII. This Paragraph XIII shall not apply to any action which involves only claims between the parties and which is otherwise provided for pursuant to Paragraph XVI.J.

     D.  Conflicts of Interest.  Notwithstanding anything set forth above, if
(x) the use of counsel selected by Employer pursuant to Paragraph XIII.C would present such counsel a conflict of interest or (y) Employer and Employee shall have reasonably concluded that there may be legal defenses available to Employee or other employees which are inconsistent with or in conflict with those available to Employer (collectively, "Conflicts"), Employee shall have the right to select, subject to Employer's consent (which consent shall not be unreasonably withheld), and employ separate counsel (at the Employer's expense) to represent Employee and, solely to the extent required to mitigate the Conflict, Employer shall not have the right to control the Indemnifiable Litigation on behalf of Employee. The existence of a Conflict shall not affect Employer's right to settle or compromise a claim in accordance with the provisions of Paragraph XIII.C. For purposes of this Paragraph XIII.D, the parties acknowledge and agree that, with respect to matters set forth in the Disclosure Schedule, there was no Conflict at the time counsel was selected, there has been no conflict to date and, based upon the facts available to the parties to date, the parties do not anticipate a future Conflict. Employer shall bear the cost of independent counsel up to a maximum of $100,000 in the aggregate (which $100,000 shall include any amounts paid by Employer in connection with independent counsel retained for Dr. Salick's defense and shall be divided between Dr. Salick and Employer as Dr. Salick and Employer shall agree) for defense costs incurred after the Commencement Date with respect to the matter referred to in Item 1 of the Disclosure Schedule. In addition, Employee may, at his own expense, retain independent counsel to act in an advisory capacity as to all other matters. Employer shall cause the counsel which it has selected to consult with Employee's counsel in good faith with respect to all significant aspects of a claim.

XIV. Covenant Not to Compete. Employee agrees that during the term hereof, and if his employment is terminated pursuant to Paragraph XI.A by Employer or other than pursuant to Paragraph XI.B by Employee, the provisions of the Covenant Not to Compete attached hereto as Exhibit B shall be effective for the term set forth therein; provided, however, that if Employee terminates his employment pursuant to Paragraph XI.B(vii) on or before October 13, 1997, the provisions of the Covenant Not to Compete shall also be effective.

XV.  Definitions.

     A. For purposes of Paragraph XI.B, "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934.

     B. For purposes of Paragraph XII, "Base Salary" shall mean the amounts described in paragraphs I.A and I.C and the Items set forth in Exhibit "A"; such annualized includable compensation for such period to be determined in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     C. For purposes of Paragraph XI.B, a "Change in Control" shall mean and be deemed to have occurred in connection with any of the following events:

(i) The acquisition, other than from Bernard Salick, M.D., by an entity, person or group (including all Affiliates of such entity, person or group, but excluding the Acquiring Company or affiliates thereof, Bernard Salick, M.D., Leslie F. Bell or the Family Members of any of the foregoing, and trusts for the benefit of any of the foregoing described persons or Family Members or any entity operated, managed or in substantial part owned by any of them) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of Employer: (a) entitled to exercise 30% or more of the outstanding voting power of all capital stock of Employer ("Voting Stock"), or (b) equal to 30% or more of the outstanding Capital Stock of Employer; or

(ii) The commencement by any entity, person, group (including any Affiliates of such entity, person or group, but excluding Employer or an Affiliate of Employer or any entity owned by any of them) of a tender offer or an exchange offer for more than 30% of the outstanding Capital Stock irrespective of voting rights; or

(iii) (A) a merger or consolidation of Employer, other than as approved by Bernard Salick, M.D., with one or more other corporations as a result of which the holders of the outstanding Voting Stock immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate thereof) hold 70% or less of the Capital Stock of the surviving or resulting corporation, or (B) a transfer, other than by Bernard Salick, M.D., of a majority of the Capital Stock (excluding transfers to Bernard Salick, M.D., Leslie F. Bell or the Family Members of any of the foregoing, and trusts for the benefit of any of the foregoing described persons or Family Members or any entity operated, managed or in substantial part owned by any of them), or of a Substantial Portion of the Property, of Employer other than to an entity of which Employer owns at least 70% of the Capital Stock.

     D. For purposes of Paragraph XV.C, "Family Members" shall mean Employee's spouse, ancestors, lineal descendants, siblings and their descendants, aunts and uncles, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and first cousins; and a child legally adopted by Employee shall be treated as your child by blood.

     E. For purposes of Paragraph XV.C, "Substantial Portion of the Property of Employer" shall mean 50% or more of the aggregate book value of the assets of Employer as set forth on the most recent balance sheet of Employer, prepared on a consolidated basis, by its regularly employed accountants.

XVI.  Miscellaneous.

     A. Entire Agreement. This is the entire agreement of the parties relating to the subject matter set forth herein. Except as specifically set forth in this Agreement, or in other agreements related to or entered into at the time of the Merger Agreement, there are no other understandings or agreements concerning the subject matter hereof between the parties which have been relied upon or which shall survive the execution hereof. This Agreement supersedes any and all other agreements or understandings, oral or written, between the parties concerning the subject matter set forth herein, including, without limitation, the prior Employment Agreement of Employee, as amended, except as to accrued but unpaid rights; provided that in the event the transactions contemplated by the Merger Agreement are not consummated, this Agreement shall terminate.

     B. Modification. This Agreement may not be modified or varied in any way, except by a subsequent writing signed by each of the parties hereto.

     C. Assignment. This Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs, successors, or assigns. This Agreement may not be assigned by either party, except that, in the event Employer is adjudicated bankrupt, Employer may assign this Agreement to another member of the Zeneca Group with the prior written consent of Employee.

     D. Gender and Number. As used herein, where the context so indicates, reference to one gender includes the other and the neuter and vice versa, if applicable under the circumstances. When the context so indicates that such is the intent, words in the singular include the plural and vice versa.

     E. Invalidity and Severability. In the event any provision herein (or any portion of any provision) contained shall be declared by a court of competent jurisdiction to be invalid, that provision shall be limited to the extent necessary to make it enforceable, and, if necessary, severed from the Agreement. Notwithstanding the unenforceable provision, the remaining provisions (or portions of any provision), hereof shall be deemed severable therefrom and remain in full force and effect.

     F. Governing Law; Jurisdiction and Venue. This Agreement and any dispute or claims arising hereunder shall be governed by, and construed according to, and enforced under the laws of the State of California, without regard to the conflict of laws provisions of California law. The State and Federal courts located in Los Angeles, California shall be the sole forum for any action for relief arising out of or pursuant to, or to enforce or interpret this Agreement. Each party to this Agreement consents to the personal jurisdiction in such forum and courts and each party hereto waives any right to seek a transfer of venue from such jurisdiction on any grounds. It is the specific intent of the parties that no part of this Agreement be construed in accordance with or governed by the laws of any other country.

     G. Notices. Any notice or demand hereunder shall be given in writing to each person at the addresses set forth below by personal service or registered or certified mail, postage prepaid, return receipt requested, or overnight courier:

To Employer at:

     8201 Beverly Blvd.
     Los Angeles, CA  90048-4520
     Attn:  Chief Financial Officer

To Employee at:

     8201 Beverly Blvd.
     Los Angeles, CA  90048-4520
and
     1170 Embury Street
     Pacific Palisades, CA  90272

With copies to:

     Leslie F. Bell, Esq.
     704 North Oakhurst Drive
     Beverly Hills, CA 90210

Such addresses may be changed by notice to the other party given as above provided. Notices so given shall be deemed given upon receipt.

     H. Waiver. No waiver of any default or breach shall be implied from any failure to take action on account of such default. No express written waiver shall be deemed to waive or render unnecessary the consent or approval to or of any subsequent act.

     I. Captions. Section captions used in this Agreement are descriptive and for convenience only, and shall not affect the construction of this Agreement.

     J. Attorneys' Fees. In any proceeding or any action at law or in equity commenced hereunder, the prevailing party shall receive its attorneys' fees, costs and disbursements in addition to any other relief granted. Each party may be represented by counsel of its choice, even though such counsel may have represented the other party in matters related to the business of Employer.

     K. No Mitigation. Without limiting any other provision hereof, any compensation and other benefits received by Employee from any and all sources other than Employer before or after the expiration or termination of this Agreement for any reason whatever shall in no way reduce or effect Employer's obligation to make payments hereunder.

     L. Independent Counsel: Interpretation. Each of the parties hereto has been represented by independent counsel in the negotiation and review of this Agreement. The provisions of this Agreement were negotiated by each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

     M. Survival. The provisions of Paragraphs X, XII, XIII, XIV and XVI.F, G, J and K shall survive any termination of this Agreement.

     N. Reimbursement for Negotiation. Employer shall reimburse Employee for all professional fees and costs incurred by Employee in the drafting and negotiation of this Agreement and any amendments or extensions hereto and any other agreements related to or entered into at the time of the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

EMPLOYER:

Salick Health Care, Inc., a Delaware corporation

By  /s/ Leslie F. Bell
  ___________________________
  Its Duly Authorized Officer

EMPLOYEE:
  /s/ Patrick W. Jeffries
______________________________

EXHIBIT A


BENEFIT PLANS OF EMPLOYER IN EFFECT
AS OF DECEMBER 1, 1995



1.  Participation in Employer's Management Incentive Compensation Plan.

2. Participation in Employer's long-term management incentive compensation plans intended to reward key managers which are currently being reviewed to be revised to establish Management incentives for substantial growth, value enhancement and performance improvement of the Employer.

3.  Participation in Employer's Life Insurance policy.

4. The Salick Health Care, Inc. Salary Savings Plan (401(k) Plan), to which Employer makes a percentage matching contribution.

5. Participation in Employer's medical, dental, visual and psychiatric/ psychological insurance policies by Employee and immediate family.

6.  Disability and accidental death and dismemberment rights and insurance.

7. Use of company automobile of Employee's choice, selected every three years, consistent with that currently being provided to Messrs Bell and Fiore, including gas, maintenance, car telephone, and insurance, and licensing. Employee may, at his option, acquire the company car that Employee is using for the greater of 7.5% of the original cost or book value (and Employer will then provide a replacement car).

EXHIBIT B

                           Agreement Not to Compete
                           ------------------------

        This Agreement Not to Compete ("Agreement"), dated as of December 1, 1995, is made, entered into and executed by and between Zeneca Limited, an English company ("Zeneca"), Patrick W. Jeffries (for ease of reference herafter the "Stockholder"), and Salick Health Care, Inc., a Delaware corporation (the "Company").

        WHEREAS, this Agreement is only effective if triggered by Paragraph XIV of the Employment Agreement of even date between Stockholder and Salick Health Care, Inc. (the "Employment Agreement").

        WHEREAS, for good and valuable consideration, the receipt of which is expressly acknowledged, the Stockholder agrees to undertake the covenants with the Company and Zeneca not to compete with the business of the Company on the terms herein specified.

        WHEREAS, the Stockholder recognized and acknowledges that this Agreement Not to Compete is integral to the entering into and executing of the Employment Agreement.

        WHEREAS, but for this Agreement Not to Compete the Company would not make, execute or enter into the Employment Agreement of even date between the Company and Stockholder.

        Capitalized terms used but not defined herein have the respective meanings attached thereto in the Merger Agreement.

        Now, therefore, the parties hereto agree as follows:

        1.  Covenant.  During the Non-Compete Period, as hereinafter defined,
            --------
and within the Non-Compete Geographic Limits, as hereinafter defined, the Stockholder agrees, except for those activities permitted pursuant to Paragraph II.B of the Employment Agreement, not to be employed by, be an officer, agent, or director of, or consult with or directly or indirectly own, manage, participate in, operate or control, any interest in any business which competes with the business of the Company or any of its Subsidiaries, as such business is defined below (the "Business"); provided that the foregoing shall not prevent the Stockholder from making and holding investments of up to 5% of the equity of any entity engaged in such Business, if such equity is listed on a national securities exchange or regularly traded in the over-the-counter market.

        The Non-Compete Period shall be a period commencing on the date it is triggered pursuant to the Employment Agreement and ending on October 13, 1997.

        The Non-Compete Geographic Limits are defined as the counties listed on Schedule A hereto. With respect to each listed county in the State of California set forth above, this covenant not to compete is intended as a separate covenant. If any one of such covenants is declared invalid for any reason, this determination shall not affect the validity of the remainder of the covenants or any covenant covering territory other than the State of California. The other covenants in the non-competiton provision shall remain in effect as if the provision had been executed without the invalid covenants. The parties hereby declare that they intend that the remaining covenants of the provision continue to be effective without any covenants that have been declared invalid.

        The term "Business" shall have the meaning set forth in Section 1.1 ("Core Business") of the governance Agreement dated December 22, 1994.

        2. Solicitation of Employees. During the Non-Compete Period and within
           -------------------------
the Non-Compete Geographic Limits, the Stockholder shall not, without the prior written consent of the Company, solicit or assist in the solicitation of any employee or former employee of the Company or its Subsidiaries unless such person shall have ceased to be employed by the Company or such Subsidiary, other than as a result of the Stockholder's actions. The parties acknowledge that mere knowledge by a Company employee of the existence of a competing business by Stockholder shall not constitute a solicitation of such employee.

        3.  Reasonableness of Covenants.  The Stockholder expressly understands
            ---------------------------
and agrees that although the Company and Zeneca consider the restrictions contained in Paragraph 1 and 2 above to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Stockholder, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        4.  Injunctive Relief and Specific Performance.  The Stockholder
            ------------------------------------------
acknowledges and agrees that Zeneca's and the Company's remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Stockholder agrees that, in the event of such a breach, in addition to any remedies at law, the Company and Zeneca, or either, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available in any county in which the Company or its Subsidiaries are engaged in the Business or from which they derive a reasonable amount of their Business at the time of the breach. The Stockholder further acknowledges that should the Stockholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to the Company and in addition to any other remedies which it may have, the Company and Zeneca or either shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

        5.  Acknowledgment.  Each of the Stockholder, Zeneca and the Company
            --------------
acknowledges and agrees that the covenants contained in Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges and agrees that Zeneca would not enter into the Merger Agreement and the transactions contemplated thereby

(including, without limitation, the acquisition of the shares of the Company outstanding prior to the Merger from the Stockholder pursuant to the Merger Agreement) but for the covenants contained in this Agreement and that such covenants are essential to protect the value of the Business. Each party agrees further that the transactions of which this Agreement is a part involves more than $100,000.

        6.  Miscellaneous.
            -------------

        A.  Entire Agreement.  This is the entire agreement of the parties
            ----------------
relating to the subject matter set fort herein. Except as specifically set forth in this Agreement, there are no other understandings or agreements concerning the subject matter hereof between the parties which have been relied upon or which shall survive the execution hereof. This Agreement supersedes any and all other agreements or understandings, oral or written, between the parties concerning the subject matter set forth herein. Notwithstanding the foregoing, in the event that the transactions contemplated by the Merger Agreement are not consummated, this Agreement shall terminate.

        B.  Modification.  This Agreement may not be modified or varied in any
            ------------
way, except by a subsequent writing signed by each of the parties hereto.

        C.  Assignment.  This Agreement may not, in whole or in part, be
            ----------
assigned by any party.

        D.  Gender and Number.  As used herein, where the content so indicates,
            -----------------
reference to one gender includes the other and the neuter and vice versa, if applicable under the circumstances. When the context so indicates that such is the intent, words in the singular include the plural and vice versa.

        E.  Invalidity and Severability.  In the event any provision herein
            ---------------------------
contained shall be declared by a court of competent jurisdiction to be invalid, that provision shall be limited to the extent necessary to make it enforceable, and if necessary, severed from the Agreement. Notwithstanding the unenforceable provision, the remaining provisions hereof shall be deemed severable therefrom and remain in full force and effect.

        F.  Governing Law:  Jurisdiction and Venue.  This Agreement and any
            -------------
dispute or claims arising hereunder shall be governed by, and construed according to, and enforced under the laws of the State of Delaware, without regard to the conflict of laws provisions of Delaware law. The State and Federal courts located in Delaware shall be the sole forum for any action for relief arising out of or pursuant to, or to enforce or interpret this Agreement. Each party to this Agreement consents to the personal jurisdiction in such forum and courts and each party hereto waives any right to seek a transfer of venue from such jurisdiction on any grounds. It is the specific intent of the parties that no part of this Agreement be construed in accordance with or governed by the laws of any other country.


        G.  Notices.  any notice or demand hereunder shall be given in writing
            -------
at the address set forth below by personal service or registered or certified mail, postage prepaid, return receipt requested or overnight courier:

            1.  To Company at:
                8201 Beverly Blvd.
                Los Angeles, CA 90048-4520

            2.  To Zeneca at:
                15 Stanhope Gate
                London W1Y 6LN

            3.  To the Stockholder at:
                8201 Beverly Blvd.
                Los Angeles, CA 90048-4520

                and:

                1170 Embury Street
                Pacific Palisades, CA 90272

        With copies to Marshall Grossman, Dr. Bernard Salick and Leslie Bell at 8201 Beverly Blvd., Los Angeles, CA 90048-4520.

        Such address may be changed by notice to the other party given as above provided. Notices so given shall be deemed given upon receipt.

        H.  Waiver.  No waiver of any default or breach shall be implied from
            ------
any failure to take action on account of such default. No express written waiver shall be deemed to waiver or render unnecessary the consent or approval to or of any subsequent act.

        I.  Captions.  Section captions used in this Agreement are descriptive
            --------
and for convenience only, and shall not affect the construction of this agreement.

        J.  Independent Counsel; Interpretation.  Each of the parties hereto has
            -----------------------------------
been represented by independent counsel in the negotiation and review of this Agreement. The provisions of this Agreement were negotiated by each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

        I.  Captions.  Section captions used in this Agreement are descriptive
            --------
and for convenience only, and shall not affect the construction of this agreement.

        J.  Independent Counsel; Interpretation.  Each of the parties hereto has
            -----------------------------------
been represented by independent counsel in the negotiation and review of this Agreement. The provisions of this Agreement were negotiated by each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

        IN WITNESS HEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

                                ZENECA LIMITED
                                an English Company


                                By: /s/ Michael G. Carter, M.D.
                                    ---------------------------
                                        Michael G. Carter, M.D.

                                SALICK HEALTH CARE, INC. a
                                Delaware Corporation


                                By: /s/ Leslie F. Bell
                                    ---------------------------
                                        Leslie F. Bell

                                    /s/ Patrick W. Jeffries
                                    ---------------------------
                                        Patrick W. Jeffries

                                                                      SCHEDULE A

California
- ----------

Alameda County, Alpine County, Amador County, Butte County, Calaveras County, Colusa County, Contra Costa County, Del Note County, El Dorado County, Fresno County, Glenn County, Humboldt County, Imperial County, Inyo County, Kern County, Kings County, Lake County, Lassen County, Los Angeles County, Madera County, Marin County, Mariposa County, Mendocino County, Merced County, Modoc County, Mono County, Monterey County, Napa County, Nevada County, Orange County, Placer County, Plumas County, Riverside County, Sacramento County, San Benito County, San Bernardino County, San Diego County, San Francisco County, San Juaquin County, San Luis Obispo County, San Mateo County, San Barbara County, Santa Clara County, Santa Cruz County, Shasta County, Sierra County , Siskiyou County, Solano County, Sonoma County, Stanislaus County, Sutter County, Tehama County, Trinity County, Tulare County, Tuolumne County, Ventura County, Yolo County, Yuba County

Delaware
- --------

Kent County, New Castle County, Sussex County

Florida
- -------

Bradford County, Brevard County, Charlotte County, Citrus County, Columbia County, De Soto County, Gadsden County, Gilchrist County, Glades County, Hernando County, Hillsborough County, Lafayette County, Lake County, Lee County, Leon County, Madison County, Nassua County, Okaloosa County, Okeechobee County, Orange County, Palm Beach County, Pasco County, Santa Rosa County, Suwannee County, Walton County

Kansas
- ------

Brown County, Chase County, Clark County, Cloud County, Cowley County, Crawford County, Decatur County, Douglas County, Elk County, Finney County,
Franklin County, Geary County, Greeley County, Greenwood County, Kearny County, Lane County, Leavenworth County, Lyon County, Marion County, Marshall County, Meade County, Mitchell County, Neosho County, Osborne County, Phillips County, Pratt County, Reno County, Republic County, Rush County, Saline County, Scott County, Sedgwick County, Shawnee County, Sherman County, Sumner County, Thomas County, Wichita County, Wyandotte County

Missouri
- --------

Adair County, Andrew County, Atchison County, Audrain County, Barry County, Barton County, Bates County, Benton County, Bollinger County, Boone County, Buchanan County, Butler County, Caldwell County, Callaway County, Camden County, Cape Girardeau County, Carroll Conty, Carter County, Cass County, Cedar County, Charlton County, Christian County, Clark County, Clay County, Clinton County, Cole County, Cooper County, Carwford County, Dade County, Dallas County, Daviess County, De Kalb County, Dent County, Douglas County, Dunklin County, Franklin County, Gasconade County, Gentry County, Greene County, Grundy County, Harrison County, Henry County, Hickory County, Holt County, Howard County, Howell County, Iron County, Jackson County, Jasper County, Jefferson County, Johnson County, Knox County, Laclede County, Lafayette County, Lawrence County, Lewis County, Lincoln County, Linn County, Livingston County, Macon County, Madison County, Maries County, Marion County, McDonald County, Mercer County, Miller County, Mississippi County, Moniteau County, Monroe County, Montgomery County, Morgan County, New Madrid County, Newton County, Nodaway County, Oregon County, Osage County, Ozark Couanty, Pemiscot County, Perry County, Pettis County, Phelps County, Pike County, Platte County, Polk County, Pulaski County, Putnam County, Ralls County, Randolph County, Ray County, Reynolds County, Ripley County, Saline County, Schuyler County, Scotland County, Scott County, Shannon County, Shelby County, St. Charles County, St. Clair County, St. Francois County, St. Louis County, Ste. Genevieve County, Stoddard County, Stone County, Sullivan County, Taney County, Texas County, Vernon County, Warren County, Washington County, Wayne County, Webster County, Worth County, Wright County

New Jersey
- ----------

Atlantic County, Bergen County, Burlington County, Camden County, Cape May County, Cumberland County, Essex County, Gloucester County, Hudson County, Hunterdon County, Mercer County, Middlesex County, Monmouth County, Morris County, Ocean County, Passaic County, Salem County, Somerset County, Sussex County, Union County, Warren County

Pennsylvania
- ------------

Adams County, Allegheny County, Armstrong County, Beaver County, Bedford County, Berks County, Blair County, Bradford County, Bucks County, Butler County, Cambria County, Cameron County, Carbon County, Centre County, Chester County, Clairon County, Clearfield County, Clinton County, Columbia

County, Crawford County, Cumberland County, Dauphin County, Delaware County, Elk County, Erie County, Fayette County, Forest County, Franklin County, Fulton County, Greene County, Huntingdon County, Indiana County, Jefferson County, Juniata County, Lackawanna County, Lancaster County, Lawrence County, Lebanon County, Lehigh County, Luzerne County, Lycoming County, McKean County, Mercer County, Mifflin County, Monroe County, Montgomery County, Montour
County, Northampton County, Northumberland County, Perry County, Philadelphia County, Pike County, Potter County, Schuylkill County, Snyder County, Somerset County, Sullivan County, Susquehanna County, Tioga County, Union County, Venango County, Warren County, Washington County, Wayne County, Westmoreland County, Wyoming County, York County

Virginia
- --------

Albemarle County, Alleghany County, Bath County, Bland County, Buckingham County, Campbell County, Caroline County, Carroll County, Fairfax County, Floyd County, Fluvanna County, Gloucester County, Isle of Wright County, King and Queen County, Louisa County, Madison County, Mecklenburg County, Nelson County, Northampton County, Page County, Patrick County, Powhatan County, Prince William County, Pulaski County, Rappahannock County, Roanoke County, Rockbridge County, Shenandoah County, Southampton County, Sussex County, Tazewell County, Wise County, Wythe County